UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 28, 2005.

USG Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 1-8864

Delaware	36-3329400

(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

125 South Franklin Street, Chicago, Illinois	60606-4678

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 606-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Director.

          On June 28, 2005, Steven F. Leer was elected to the Board of Directors of USG Corporation, effective July 1, 2005. Mr. Leer, who is President and CEO of Arch Coal, Inc. of St. Louis, Missouri, will serve on the Finance and Governance Committees of USG’s Board. Mr. Leer has been determined by the USG Board to be independent as that term is defined in the Corporation’s by-laws, its Corporate Governance Guidelines, and the listing standards of the New York Stock Exchange. In addition to his positions with Arch Coal, Inc., Mr. Leer is a Director of Norfolk Southern Corporation, the Western Business Roundtable, and the Mineral Information Institute.

Item 8.01 Other Events.

          Following USG’s annual meeting of stockholders in May, its Board approved changes in the chair positions of each of its five standing Board Committees: Audit, Compensation & Organization, Corporate Affairs, Finance, and Governance. The respective chairs of the five Committees are now as follows: Robert L. Barnett, Valerie B. Jarrett, W. Douglas Ford, Judith A. Sprieser, and Lawrence M. Crutcher. Stepping down from the respective chair positions with the Compensation & Organization and Finance Committees are David W. Fox and James C. Cotting. Ms. Sprieser previously chaired the Audit Committee, Mr. Barnett chaired the Corporate Affairs Committee, and Ms. Jarrett chaired the Governance Committee.

          All of the current chairs have served on their respective Committees for a number of years. All of the former chairs will continue to serve on their respective Committees for the coming year. Chair positions are approved annually by the full Board of Directors following the Corporation’s annual meeting of stockholders.

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION Registrant

Date: June 28, 2005	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson, Executive Vice President
and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	USG Corporation press release dated June 28, 2005.